Exhibit 10.17

Director Compensation Summary Term Sheet

During calendar year 2024, each non-employee member of the Board was entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation was paid quarterly in $12,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A common stock, and vested on December 31, 2024 to individuals who were on the Board on December 31, 2024.

In addition to the foregoing, for 2024 each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chair of each Committee was paid an additional retainer per quarter as follows: Executive Committee $3,000; Governance Committee $3,125; Compensation Committee $3,750; and Audit Committee $6,250. In addition to the amounts set forth above, the Chair of the Board was entitled to receive an annual retainer of $100,000, payable quarterly in cash payments.

During calendar year 2025, each non-employee member of the Board is entitled to receive an aggregate of $195,000 in cash and restricted stock. The cash portion of the compensation will be paid quarterly in $18,750 increments. The remainder of such compensation will be paid in restricted shares of the Company’s Class A common stock, and will vest on December 31, 2025 to individuals who are on the Board on December 31, 2025.

In addition to the foregoing, for 2025 the Chair of each Committee will be paid an additional retainer per quarter as follows: Executive Committee $3,000; Governance Committee $3,125; Compensation Committee $3,750; and Audit Committee $6,250. In addition to the amounts set forth above, the Chair of the Board is entitled to receive an annual retainer of $100,000, payable quarterly in cash payments.